SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDWAY GOLD CORP.

British Columbia (State or other jurisdiction of Incorporation or organization)	98-0459178 (I.R.S. Employer Identification No.)
Unit 1 – 15782 Marine Drive White Rock, British Columbia, Canada V4B 1E6 (Address of Principal Executive Offices)

MIDWAY GOLD CORP. STOCK OPTION PLAN, AS ADOPTED ON MAY 6, 2003
(Full title of the plan)
Dorsey & Whitney LLP Republic Plaza, Suite 4700 370 Seventeenth St. Denver, CO 80202 (303) 629-3400 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares issuable under the Midway Gold Corp. Stock Option Plan	4,968,266 (1)	US$4.41 (2)	US$21,910,054	US$862

(1)

Common Shares, without par value, offered by the Registrant pursuant to the Stock Option Plan described herein.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices of $4.47 and $4.34 for the Registrant’s common shares on January 15, 2008, as quoted on the American Stock Exchange.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

On May 6, 2003, Midway Gold Corp. (the “Registrant”) adopted its Stock Option Plan (the “Plan”) pursuant to which the Board of Directors is authorized to grant stock options to any director, senior officer, employee, company that is wholly-owned by a director, senior officer or, subject to applicable laws and the policies of any exchanges on which the Registrant’s common shares are listed, a consultant.  The purpose of the Plan is to advance the interests of the Registrant and its shareholders by enhancing the ability of the Registrant to attract and retain the best available talent and to encourage the highest level of performance by senior officers, key employees, directors and consultants of the Registrant and of its subsidiaries through ownership of common shares in the Registrant. Subject to adjustment as provided in the Plan, the Registrant may issue stock options as follows:

(i)

the number of the Registrant’s common shares (“Common Shares”) to be issued or allotted and reserved for issuance from time to time upon the exercise of options granted under the Plan will not at any point in time exceed 10% of the issued and outstanding Common Shares;

(ii)

no more than an aggregate of 5% of the issued and outstanding Common Shares may be granted to any one individual in any 12 month period, unless the Registrant is a Tier 1 Issuer and has obtained disinterested shareholder approval;

(iii)

no more than an aggregate of 2% of the issued and outstanding Common Shares may be granted to any one consultant in any 12 month period; and

(iv)

no more than an aggregate of 2% of the issued and outstanding Common Shares may be granted to all employees conducting investor relations activities, in any 12 month period.

An option granted under the Plan may be exercised no later than five years from the date it was granted, unless the Registrant is, at the time of the grant, a Tier 1 issuer on the TSX Venture Exchange, in which case such option may be exercised no later than 10 years from the grant date.  As of the date of this registration statement, the Registrant is a Tier 1 issuer on the TSX Venture Exchange.  No option shall be exercisable until the vesting date.  If any optionee ceases to be eligible for a grant of options under the Plan for any reason, except the death of an optionee or by reason of retirement pursuant to an established retirement policy of the Board of Directors or dismissal from employment or service for cause, all options granted to the optionee under the Plan and then held by the optionee will, to the extent such options were vested and exercisable immediately prior to termination, continue to be exercisable by the optionee for a period of 90 days following termination or until the expiration date of the option if earlier.  If termination is by reason of retirement pursuant to an established retirement policy of the Board of Directors, all options held by the retiring optionee will become vested and exercisable, to the extent not already vested and exercisable immediately prior to retirement, and they continue to be exercisable until their original expiration date.  Any options granted to an optionee who is engaged in investor relations activities will expire within 30 days after such optionee ceases to be employed to provide investor relations activities.  In the event of the death of an optionee, all options granted to the optionee under the Plan and held by the optionee immediately before death will, to the extent such options were vested and exercisable at that time, continue to be exercisable by the legal representative of the optionee for a period of one year following the death of the optionee or until the expiration date of the option if earlier.  In the case of an optionee being dismissed from employment or service for cause, such optionee’s options, whether or not vested at the date of dismissal will immediately terminate without right to exercise the options.

If any option granted under the Plan expires unexercised or terminates by reason of dismissal of the optionee for cause, or otherwise is lawfully cancelled without having been exercised, the number of Common Shares that were issuable thereunder will be returned to the Plan within the limits set forth in the Plan and will be eligible for re-issue.

As of December 21, 2007, the Registrant had 49,682,664 Common Shares issued and outstanding.  Accordingly, this Registration Statement registers 4,968,266 Common Shares to be issued pursuant to the exercise of options or rights granted under the Plan.

Item 2.  Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement and other documents required to be delivered to employees pursuant to Rule 428(b) are available, without charge, upon written or oral request to the Registrant.  Requests may be directed to the Registrant at Unit 1 – 15782 Marine Drive, White Rock, British Columbia, Canada V4B 1E6 ((604) 536-2711).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)

The Registrant's latest prospectus filed on December 12, 2007 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the prospectus incorporated by reference herein pursuant to (a) above.

(c)

The Registrant’s registration statement on Form S-1 filed on August 6, 2007, and subsequently amended on Form S-1/A on September 28, 2007, November 2, 2007 and November 23, 2007.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

None

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Articles provide that directors and officers shall be indemnified by the Registrant, to the extent authorized by Division 5 of Part 5 of the British Columbia Business Corporations Act, against all judgments, penalties or fines awarded or imposed in legal proceedings or investigative actions.  The Articles also authorize the board of directors to indemnify any other person, subject to the approval of the Supreme Court of British Columbia.

Our employment agreement with Alan Branham, President, Chief Executive Officer and Director of the Registrant, provides for indemnification to the fullest extent permitted by applicable law. This includes indemnifying Mr. Branham for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by him in connection with any criminal or civil action brought or threatened against him by reason of Mr. Branham being or having been our officer or director or employee, except for gross negligence or willful misconduct.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers and controlling persons, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1 (1)	Midway Gold Corp. Stock Option Plan, adopted May 6, 2003
4.2 (2)	Form of Stock Option Agreement
5.1	Opinion of Davis LLP
23.1	Consent of Davidson & Company LLP
23.2	Consent of KPMG LLP
24.1	Power of Attorney (See page 7 of this registration statement)

(1)

Previously filed as Exhibit 10.13 with the registration statement on Form S-1 filed with the Securities and Exchange Commission on August 6, 2007 and incorporated herein by reference.

(2)

Previously filed as Exhibit 10.14 with the registration statement on Form S-1/A filed with the Securities and Exchange Commission on September 28, 2007 and incorporated herein by reference.

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section

15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 22nd day of January, 2008.

MIDWAY GOLD CORP.

/s/ Alan D. Branham

Name:   Alan D. Branham

Title:     President and Chief Executive Officer

 (Principal Executive Officer)

/s/ Doris Meyer

Name:  Doris Meyer

Title:    Chief Financial Officer and Corporate Secretary

(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Doris Meyer his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Alan D. Branham Alan D. Branham	President, Chief Executive Officer and Director	January 22, 2008

/s/ Brian J. McAlister Brian J. McAlister	Director	January 22, 2008

/s/ Brian E. Bayley Brian E. Bayley	Director	January 22, 2008

/s/ George T. Hawes George T. Hawes	Director	January 22, 2008

/s/ William M. Sheriff William M. Sheriff	Director	January 22, 2008

/s/ William A. Lupien William A. Lupien	Director	January 22, 2008